Exhibit 99.1

Bsquare Reports Fourth Quarter and Full Year 2017 Results

Q4 Revenue $19.5 million, EPS $(0.33); Full Year Revenue $80.8 million, EPS $(0.72); Eight new pilots signed in Q4

Bellevue, WA – February 20, 2018 – BSQUARE Corporation (NASDAQ: BSQR) today announced financial results for the fourth quarter and full year ended December 31, 2017.

According to Bsquare President and Chief Executive Officer Jerry Chase, “During 2017 we enjoyed an increase in market traction with DataVTM, our industrial Internet of Things (IoT) software solution. We signed 19 new pilots, 15 of which were in the second half of the year. We also closed our first major subscription renewal, a 4-year, $2.9 million contract with Itron, Inc.

Mr. Chase added, “In 2018 we will strive to build on momentum with DataV, and will be working diligently to convert new and existing pilots into production deployments. For example, during the current quarter we entered into a DataV services contract that we believe will lead to a significant multi-year SaaS engagement for DataV, which we expect to sign in late first quarter or early second quarter 2018.”

Fourth Quarter 2017 Financial Highlights

•	Revenue for the quarter was $19.5 million, down 27% compared to the fourth quarter of 2016 and down 1% compared to the third quarter of 2017.
•

Net loss for the quarter was $4.2 million, or $(0.33) per diluted share, compared to net loss of $1.3 million, or $(0.10) per diluted share, in the fourth quarter of 2016 and net loss of $2.5 million, or $(0.20) per diluted share, in the third quarter of 2017.

•	Adjusted EBITDAS(1) for the quarter was negative $3.7 million, down $2.9 million from the fourth quarter of 2016 and down $1.9 million from the third quarter of 2017.
•

Cash, cash equivalents and short-term investments totaled $24.8 million at December 31, 2017, a decrease of approximately $8.4 million from December 31, 2016 and a decrease of $2.0 million from September 30, 2017.

Details as follows (unaudited, in thousands except percentages and per share amounts):

	Three Months Ended
	December 31, 2017	December 31, 2016	Q4-Q4 Change (2)	September 30, 2017	Q4-Q3 Change (2)
Revenue:
Third-party software	$17,213	$23,751	$(6,538)	$16,240	$973
Proprietary software	311	301	10	1,200	(889)
Professional engineering service	1,945	2,745	(800)	2,213	(268)
Total revenue	$19,469	$26,797	$(7,328)	$19,653	$(184)
Total gross profit	$3,616	$3,954	(338)	$4,380	$(764)
Gross margins:
Third-party software	17%	15%	2%	16%	1%
Proprietary software	81%	82%	(1)%	97%	(16)%
Professional engineering service	26%	7%	19%	27%	(1)%
Total gross margin	19%	15%	4%	22%	(3)%
Total operating expenses	$7,913	$5,261	$2,652	$6,926	$987
Net loss	$(4,232)	$(1,261)	$(2,971)	$(2,468)	$(1,764)
Per diluted share	$(0.33)	$(0.10)	$(0.23)	$(0.20)	$(0.13)
Adjusted EBITDAS (1)	$(3,739)	$(812)	$(2,927)	$(1,843)	$(1,896)
Cash, cash equivalents and short-term investments	$24,754	$33,200	$(8,446)	$26,758	$(2,004)

Notes:

(1)

Adjusted EBITDAS = Operating loss before depreciation, amortization and stock compensation expense. Adjusted EBITDAS is a non-GAAP measurement (reconciliation provided after financial statement tables).

(2)	For gross margin, amount represents percentage point change.

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004  Toll Free: 888.820.4500  Main: +1 425.519.5900  Fax: +1 425.519.5999

Financial Commentary on Fourth Quarter 2017 Results (Compared to Fourth Quarter 2016)

•

Third-party software revenue decreased for the fourth quarter of 2017 compared to the prior year period, primarily due to lower sales of Microsoft Windows Embedded operating systems in the current period. The 2016 period benefitted from customer purchases made in advance of anticipated 2017 price increases by Microsoft.

•

Proprietary software revenue was relatively stable compared to the prior year period. Approximately half of the revenue from proprietary software in the current period was related to DataV, while nearly all of the proprietary software revenue in the prior year period resulted from legacy software sales.

•

Professional engineering service revenue decreased, primarily due to the completion of several legacy customer projects and a shift in our sales generation and staffing priorities towards DataV. Professional engineering service gross margin increased, primarily due to higher utilization of professional engineering personnel in the current period.

•	Operating expenses increased, due to continued investment in DataV sales, marketing and product development.

Full Year 2017 Financial Highlights

•	Revenue was $80.8 million, down 17% compared to the prior year.
•	Net loss was $9.1 million, or $(0.72) per diluted share, compared to net loss of $1.1 million, or $(0.09) per diluted share, in the prior year.
•	Adjusted EBITDAS(1) was negative $7.0 million, down $7.7 million from the prior year.

Details as follows (unaudited, in thousands except percentages and per share amounts):

	Year Ended
	December 31, 2017	December 31, 2016	Change (2)
Revenue:
Third-party software	$65,755	$80,231	$(14,476)
Proprietary software	4,646	1,939	2,707
Professional engineering service	10,410	15,271	(4,861)
Total revenue	$80,811	$97,441	$(16,630)
Total gross profit	$18,122	$15,820	2,302
Gross margins:
Third-party software	16%	15%	1%
Proprietary software	96%	83%	13%
Professional engineering service	29%	12%	17%
Total gross margin	22%	16%	6%
Total operating expenses	$27,543	$16,978	$10,565
Net loss	$(9,058)	$(1,052)	$(8,006)
Per diluted share	$(0.72)	$(0.09)	$(0.63)
Adjusted EBITDAS (1)	$(7,030)	$687	$(7,717)

Notes:

(1)

Adjusted EBITDAS = Operating loss before depreciation, amortization and stock compensation expense. Adjusted EBITDAS is a non-GAAP measurement (reconciliation provided after financial statement tables).

(2)	For gross margin, amount represents percentage point change.

Additional DataV Metrics (Including Non-GAAP Measures) (unaudited)

•

We recorded approximately $3.2 million in DataV bookings in the fourth quarter of 2017, and approximately $4.0 million for the full year. Each amount includes our $2.9 million renewal from Itron. DataV bookings is a non-GAAP measure defined as the contract value of new agreements signed with customers.

•	Cash receipts from DataV contracts totaled $3.2 million during 2017.

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004  Toll Free: 888.820.4500  Main: +1 425.519.5900  Fax: +1 425.519.5999

•

DataV backlog (a non-GAAP measure defined as total DataV bookings less total DataV revenue recognized to date) was approximately $6.5 million at December 31, 2017, compared to approximately $5.7 million at December 31, 2016.

•

Total deferred revenue at December 31, 2017 was $3.3 million, compared to $3.9 million at December 31, 2016. The balance at December 31, 2017 included DataV deferred revenue of approximately $2.8 million. The deferred revenue balance relating to our DataV sales does not represent the total contract value of our DataV agreements.

•

DataV unbilled deferred revenue (a non-GAAP measure defined as future contract billings that have not been invoiced and, accordingly, are not included in deferred revenue) was an additional $3.7 million at December 31, 2017 and approximately $2.5 million at December 31, 2016.

Bookings, backlog and unbilled deferred revenue are non-GAAP measures. These non-GAAP measures have been included because management believes they provide meaningful information related to our DataV sales, since revenue from such sales may be recognized in different periods than those in which orders have been received or cash has been collected.

First Quarter 2018 Outlook

•	Revenue in the range of $17.5 million to $19.0 million, with some potential upside in revenue from our Itron contract;
•

During the current quarter we entered into a DataV services contract that we believe will lead to a significant multi-year SaaS engagement for DataV, which we expect to sign in late first quarter or early second quarter 2018;

•	We expect to sign additional pilots in the quarter;
•	Blended gross margin will be in the 17% to 19% range, with some potential upside in margin from our Itron contract; and
•	A net loss, reflecting continued investments in R&D, sales and marketing to grow DataV.

Conference Call

Management will host a conference call today, February 20, 2018, at 5 p.m. Eastern Standard Time (2 p.m. Pacific Standard Time.) To access the call dial 1-800-239-9838 or 1-323-794-2551 for international callers, and reference "Bsquare Corporation Fourth Quarter 2017 Earnings Conference Call." A replay will be available for two weeks following the call by dialing 1-844-512-2921, or 1-412-317-6671 for international callers; reference pin number 5549173. A live and replay Webcast of the call will be available at www.bsquare.com in the investor relations section.

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004  Toll Free: 888.820.4500  Main: +1 425.519.5900  Fax: +1 425.519.5999

About Bsquare Corporation

For more than two decades, Bsquare has helped its customers extract business value from a broad array of physical assets by making them intelligent, connecting them, and using the data they generate to optimize business processes. Bsquare DataV software solutions can be deployed by a wide variety of enterprises to create business-focused Internet of Things (IoT) systems that more effectively monitor device data, automate processes, predict events and produce better business outcomes. Bsquare goes a step further by coupling its purpose-built DataV software with comprehensive analytic and engineering services that help organizations of all types make IoT a business reality. For more information, visit www.bsquare.com.

Cautionary Note Regarding Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of the safe-harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "expect," "believe," "plan," "strategy," "future," "may," "should," "will," and similar references to future periods. Examples of forward-looking statements include, among others: statements we make regarding expected operating results in future periods, such as anticipated revenue, gross margins, profitability, cash and investments; and strategies for customer retention, growth, new product and service developments, and market position. Forward-looking statements are neither historical facts nor assurances about future performance. Instead, they are based on current beliefs, expectations and assumptions about the future of our business and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements.

Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others: the extent to which we are successful in gaining new long-term customers and retaining existing ones; whether we are able to maintain our favorable relationship with Microsoft as a systems integrator and distributor; our ability to execute our development initiatives and sales and marketing strategies around DataV™, the Internet of Things, and our product and service offerings more generally; our success in leveraging strategic partnering initiatives with companies such as Amazon Web Services (AWS) and Microsoft; and such other risk factors as discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. Except as may be required by law, we undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Bsquare Contact:Investor Contact:

Peter BiereLeslie Phillips

BSQUARE Corporationthe Blueshirt Group

+1 425.519.5900+ 1 415.217.5869

investorrelations@bsquare.comleslie@blueshirtgroup.com

###

Bsquare, the Bsquare Logo, and DataV are trademarks of Bsquare Corporation in the U.S. and other countries. Other names and brands herein may be trademarks of others.

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004  Toll Free: 888.820.4500  Main: +1 425.519.5900  Fax: +1 425.519.5999

BSQUARE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts) (unaudited)

	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$12,859	$14,312
Short-term investments	11,895	18,888
Accounts receivable, net of allowance for doubtful accounts of $50 at December 31, 2017 and $50 at December 31, 2016	18,014	21,579
Prepaid expenses and other current assets	548	878
Contract assets	937	—
Total current assets	44,253	55,657
Equipment, furniture and leasehold improvements, net	989	1,089
Deferred tax assets	—	7
Intangible assets, net	365	464
Goodwill	3,738	3,738
Other non-current assets including contract assets	89	53
Total assets	$49,434	$61,008
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Third-party software fees payable	$10,547	$14,831
Accounts payable	375	283
Accrued compensation	2,266	2,008
Other accrued expenses	681	714
Deferred rent, current portion	339	321
Deferred revenue	3,219	2,064
Total current liabilities	17,427	20,221
Deferred tax liability	—	23
Deferred rent	516	854
Deferred revenue	61	1,798
Commitments and contingencies
Shareholders' equity:
Preferred stock, no par: 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, no par: 37,500,000 shares authorized; 12,664,489 issued and outstanding at December 31, 2017 and 12,532,348 issued and outstanding at December 31, 2016	137,622	135,660
Accumulated other comprehensive loss	(916)	(941)
Accumulated deficit	(105,276)	(96,607)
Total shareholders' equity	31,430	38,112
Total liabilities and shareholders' equity	$49,434	$61,008

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004  Toll Free: 888.820.4500  Main: +1 425.519.5900  Fax: +1 425.519.5999

BSQUARE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts) (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Revenue:
Third-party software	$17,213	$23,751	$65,755	$80,231
Proprietary software	311	301	4,646	1,939
Professional engineering service	1,945	2,745	10,410	15,271
Total revenue	19,469	26,797	80,811	97,441
Cost of revenue:
Third-party software	14,357	20,228	55,161	67,853
Proprietary software	58	53	163	329
Professional engineering service	1,438	2,562	7,365	13,439
Total cost of revenue	15,853	22,843	62,689	81,621
Gross profit	3,616	3,954	18,122	15,820
Operating expenses:
Selling, general and administrative	5,733	4,426	20,982	14,119
Research and development	2,180	835	6,561	2,859
Total operating expenses	7,913	5,261	27,543	16,978
Loss from operations	(4,297)	(1,307)	(9,421)	(1,158)
Other income, net	66	43	214	247
Loss before income taxes	(4,231)	(1,264)	(9,207)	(911)
Income tax benefit (expense)	(1)	3	149	(141)
Net loss	$(4,232)	$(1,261)	$(9,058)	$(1,052)
Basic loss per share	$(0.33)	$(0.10)	$(0.72)	$(0.09)
Diluted loss per share	$(0.33)	$(0.10)	$(0.72)	$(0.09)
Shares used in per share calculations:
Basic	12,640	12,473	12,594	12,260
Diluted	12,640	12,473	12,594	12,260

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004  Toll Free: 888.820.4500  Main: +1 425.519.5900  Fax: +1 425.519.5999

BSQUARE CORPORATION
NON-GAAP INFORMATION AND RECONCILIATION TO COMPARABLE GAAP FINANCIAL MEASURES
(In thousands) (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Loss from operations as reported	$(4,297)	$(1,307)	$(9,421)	$(1,158)
Depreciation and amortization	151	156	634	598
Stock-based compensation	407	339	1,757	1,247
Adjusted EBITDAS (1)	$(3,739)	$(812)	$(7,030)	$687
(1)

Adjusted EBITDAS is a non-GAAP financial measure. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. Adjusted EBITDAS is defined as income (loss) from operations before depreciation expense on fixed assets and amortization expense (including impairment) on intangible assets, and stock-based compensation expense. Adjusted EBITDAS should not be construed as a substitute for net income (loss) or net cash provided (used) by operating activities (all as determined in accordance with GAAP) for the purpose of analyzing our operating performance, financial position and cash flows, as Adjusted EBITDAS is not defined by GAAP. However, BSQUARE regards Adjusted EBITDAS as a complement to net income and other GAAP financial performance measures, including an indirect measure of operating cash flow.

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004  Toll Free: 888.820.4500  Main: +1 425.519.5900  Fax: +1 425.519.5999